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                        SUBSIDIARY BORROWER SECURITY AGREEMENT


       AGREEMENT (this "AGREEMENT"), dated as of February 12, 1999, between THE COLEMAN COMPANY, INC. (with its successors, the "SUBSIDIARY BORROWER") and FIRST UNION NATIONAL BANK, as Administrative Agent (with its successors in such capacity, the "ADMINISTRATIVE AGENT").

                                 W I T N E S S E T H:

              WHEREAS, Sunbeam Corporation (with its successors, the "PARENT"), the Subsidiary Borrowers referred to therein, the Lenders party thereto, Morgan Stanley Senior Funding, Inc., as Syndication Agent, Bank of America National Trust and Savings Association, as Documentation Agent, and First Union National Bank, as Administrative Agent, are parties to a Credit Agreement dated as of March 30, 1998 (as amended, supplemented or otherwise modified from time to time, the "CREDIT AGREEMENT"); and

              WHEREAS, as of the date hereof, the Subsidiary Borrower, the Parent and the Administrative Agent have entered into a Subsidiary Borrowing Agreement (as amended, supplemented or otherwise modified from time to time, the "SUBSIDIARY BORROWING AGREEMENT"); and

              WHEREAS, in order to induce the Lenders and the Administrative Agent to permit the Subsidiary Borrower to become a party to the Credit Agreement by executing the Subsidiary Borrowing Agreement, the Subsidiary Borrower has agreed to grant a continuing security interest in and to the Collateral (as hereafter defined) to secure the Secured Obligations (as hereafter defined);

              NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

              SECTION 1. DEFINITIONS. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. The following additional terms, as used herein, have the following respective meanings:

              "COLLATERAL" has the meaning set forth in Section 3.

              "DOCUMENTS" means all "documents" (as defined in the UCC) or other receipts covering, evidencing or representing Inventory, now owned or hereafter acquired by the Subsidiary Borrower.

              "INVENTORY" means all "INVENTORY" (as defined in the UCC), now owned or hereafter acquired by the Subsidiary Borrower, wherever located, and shall also mean and include, without

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limitation, all raw materials and other materials and supplies, work-in-process and finished goods and any products made or processed therefrom and all substances, if any, commingled therewith or added thereto.

              "LETTER OF CREDIT OBLIGATION" means at any time any reimbursement obligation of the Subsidiary Borrower with respect to any LC Disbursement or other obligation of the Subsidiary Borrower to make a payment in connection with a Letter of Credit issued for the account of the Subsidiary Borrower, including contingent obligations with respect to amounts which are then, or may thereafter become, available for drawing under Letters of Credit issued for the account of the Subsidiary Borrower and then outstanding.

              "LIQUID INVESTMENTS" means Permitted Investments; PROVIDED that
(i) each Liquid Investment shall mature within 30 days after it is acquired by the Administrative Agent and (ii) in order to provide the Administrative Agent, for the benefit of the Secured Parties, with a perfected security interest therein, each Liquid Investment shall be either:

              (A) evidenced by negotiable certificates or instruments, or, if non-negotiable, then issued in the name of the Administrative
          Agent, which (together with any appropriate instruments of transfer) are delivered to, and held by, the Administrative Agent or an agent thereof (which shall not be the Parent or any of its Affiliates) in the State of New York or North Carolina; or

              (B) in book-entry form and issued by the United States and subject to pledge under applicable state law and Treasury regulations and as to which (in the opinion of counsel to the Administrative Agent) appropriate measures shall have been taken for perfection of the Security Interests.

              "PERFECTION CERTIFICATE" means a certificate substantially in the form of Exhibit A, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Administrative Agent, and duly executed by the chief legal officer of the Subsidiary Borrower.

              "PERMITTED LIENS" means the Security Interests and the Liens on the Collateral permitted to be created, to be assumed or to exist pursuant to
Section 6.02 of the Credit Agreement.

              "PROCEEDS" means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, Collateral, including without limitation all claims of the Subsidiary Borrower against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any Collateral, and any condemnation or requisition payments with respect to any Collateral, in each case whether now existing or hereafter arising.

              "SECURED OBLIGATIONS" means the obligations secured under this Agreement, including all obligations of the Subsidiary Borrower under or in respect of the Subsidiary Borrowing Agreement and the Credit Agreement, including without limitation, its obligations in

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respect of (i) all principal of and interest (including, without limitation, any interest which accrues after or would accrue but for the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Subsidiary Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any loan made to the Subsidiary Borrower under, or any note issued by the Subsidiary Borrower pursuant to, the Credit Agreement, (ii) all Letter of Credit Obligations and all interest thereon (including without limitation, any interest which accrues after or would accrue but for the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Subsidiary Borrower, whether or not allowed or allowable as a claim in any such proceeding), (iii) all other amounts payable by the Subsidiary Borrower under the Subsidiary Borrowing Agreement, the Credit Agreement and any other Loan Document to which the Subsidiary Borrower is a party, and (iv) any renewals or extensions of any of the foregoing; it being understood that, unless and until the Subsidiary Borrower becomes a Subsidiary Guarantor, the Secured Obligations shall not include the obligations of the Parent or any other Obligor (other than the Subsidiary Borrower) under the Credit Agreement or any other Loan Document.

              "SECURED PARTIES" means the Agents and the Lenders, and "SECURED PARTY" means any of them.

              "SECURITY INTERESTS" means the security interests in the Collateral granted hereunder securing the Secured Obligations.

              "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of New York; PROVIDED that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, "UCC" means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

              SECTION 2. REPRESENTATIONS AND WARRANTIES. The Subsidiary Borrower represents and warrants as follows:

              (a) The Subsidiary Borrower has good and marketable title to all of the Collateral, free and clear of any Liens other than the Permitted Liens.

              (b) The Subsidiary Borrower has not performed any acts which might prevent the Administrative Agent from enforcing any of the terms of this Agreement or which would limit the Administrative Agent in any such enforcement. Other than financing statements or other similar or equivalent documents or instruments with respect to the Security Interests and Permitted Liens, no financing statement, mortgage, security agreement or similar or equivalent document or instrument covering all or any part of the Collateral is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect a Lien on such Collateral. No Collateral is in the possession of any Person (other than the Subsidiary Borrower) asserting any claim thereto or security interest therein, except that the Administrative Agent or its designee may have possession of Collateral as contemplated hereby.

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              (c)    The information set forth in the Perfection Certificate
          delivered to the Administrative Agent prior to the execution of this Agreement is correct and complete. Not later than 60 days following the date of such delivery, the Subsidiary Borrower shall furnish to the Administrative Agent file search reports from each UCC filing office set forth in Schedule 7 to its Perfection Certificate confirming the filing information set forth in such Schedule.

              (d) The Security Interests constitute valid security interests under applicable law securing the Secured Obligations. When UCC-1 financing statements, including the collateral description in the form of Schedule 6(A) to the Perfection Certificate, shall have been filed in the offices specified in the Perfection Certificate, the Security Interests shall constitute perfected security interests in the Collateral (except Inventory in transit) to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all other Liens and rights of others therein except for the Permitted Liens.

              (e) The Inventory is insured in accordance with the requirements of the Credit Agreement.

              (f) All Inventory manufactured by the Subsidiary Borrower has or will have been produced in compliance with the applicable requirements of the Fair Labor Standards Act, as amended.

              SECTION 3. THE SECURITY INTERESTS. (a) In order to secure the full and punctual payment of the Secured Obligations in accordance with the terms thereof, and to secure the performance of all of the obligations of the Subsidiary Borrower hereunder and under the Subsidiary Borrowing Agreement, the Credit Agreement and the other Loan Documents to which it is a party, the Subsidiary Borrower hereby grants to the Administrative Agent for the ratable benefit of the Secured Parties a continuing security interest in and to all of the following property of the Subsidiary Borrower, whether now owned or existing or hereafter acquired or arising and regardless of where located (all being collectively referred to as the "COLLATERAL"):

              (i)    Documents;

              (ii)   Inventory;

              (iii) All books and records (including, without limitation, customer lists, credit files, computer programs, printouts and other computer materials and records) of the Subsidiary Borrower pertaining to any of the Collateral; and

              (iv) All Proceeds of all or any of the Collateral described in clauses 3(a)(i) through 3(a)(iii) hereof.

              (b) The Security Interests are granted as security only and shall not subject any Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Subsidiary Borrower with respect to any of the Collateral or any transaction in connection therewith.

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              (c)    Notwithstanding the foregoing, the Collateral shall not
include (i) any contracts or agreements to the extent the inclusion thereof would violate a prohibition on assignment that is effective under relevant law or (ii) any accounts receivable or other accounts (as defined in the UCC).

              SECTION 4. FURTHER ASSURANCES; COVENANTS. (a) The Subsidiary Borrower will not change (i) its name, identity or corporate structure in any manner unless it shall have given the Administrative Agent not less than 10 days' prior written notice thereof and delivered an opinion of counsel with respect thereto in accordance with Section 4(h); (ii) the location of its chief executive office or chief place of business from a location described in its Perfection Certificate to a location not described in its Perfection Certificate unless it shall have given the Administrative Agent not less than 30 days' prior written notice thereof and delivered an opinion of counsel with respect thereto in accordance with Section 4(h); or (iii) the locations where it keeps or holds any Collateral (other than Inventory in transit) or any records relating thereto from a location described in its Perfection Certificate to a location not described in its Perfection Certificate unless it gives the Administrative Agent written notice within 10 days thereof and delivers an opinion of counsel with respect thereto in accordance with
Section 4(h). The Subsidiary Borrower shall not in any event change the location of any Collateral if such change would cause the Security Interests in such Collateral to lapse or cease to be perfected.

              (b) The Subsidiary Borrower will, from time to time, at its expense and in such manner and form as the Administrative Agent may require, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings of financing or continuation statements under the UCC) that from time to time may be necessary or desirable, or that the Administrative Agent may request, in order to create, preserve, perfect, confirm or validate the Security Interests or to enable the Administrative Agent and the other Secured Parties to obtain the full benefits of this Agreement, or to enable the Administrative Agent to exercise and enforce any of its rights, powers and remedies hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Subsidiary Borrower hereby authorizes the Administrative Agent to execute and file financing statements or continuation statements without the Subsidiary Borrower's signature appearing thereon. The Subsidiary Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. The Subsidiary Borrower shall pay the costs of, or incidental to, any recording or filing of any financing or continuation statements concerning the Collateral.

              (c) If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of the Subsidiary Borrower's agents or processors upon the occurrence and during the continuance of an Event of Default and upon the written request of the Administrative Agent, the Subsidiary Borrower shall notify such warehouseman, bailee, agent or processor of the Security Interests created hereby and to hold all such Collateral for the Administrative Agent's account subject to the Administrative Agent's instructions.

              (d) The Subsidiary Borrower shall keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Required Lenders may reasonably require in order to reflect the Security Interests.

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              (e)    Without the prior written consent of the Required
Lenders, the Subsidiary Borrower will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any Collateral except that, subject to the rights of the Administrative Agent and the other Secured Parties hereunder if an Event of Default shall have occurred and be continuing, the Subsidiary Borrower may (x) sell, lease or exchange Inventory in the ordinary course of business and (y) consummate any Asset Sale or other disposition of assets permitted by the terms of the Credit Agreement.

              (f) Within 10 days following the execution of this Agreement, the Subsidiary Borrower will cause the Administrative Agent to be named as an insured party and loss payee on each insurance policy covering risks relating to any of its Inventory. The Subsidiary Borrower will deliver to the Administrative Agent, upon request of the Administrative Agent, the insurance policies for such insurance or certificates of insurance evidencing such coverage. Each such insurance policy shall include effective waivers by the insurer of all claims for insurance premiums against the Administrative Agent or any other Secured Party, provide for coverage to the Administrative Agent regardless of the breach by the Subsidiary Borrower of any warranty or representation made therein, not be subject to co-insurance, provide that upon the occurrence and during the continuance of an Event of Default, all insurance proceeds in excess of $200,000 per claim shall be adjusted with and payable to the Administrative Agent and provide that no cancellation, termination or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of notice thereof. The Subsidiary Borrower hereby appoints the Administrative Agent as its attorney-in-fact to make proof of loss, claim for insurance and adjustments with insurers, and to execute or endorse all documents, checks or drafts in connection with payments made as a result of any insurance policies.

              (g) The Subsidiary Borrower will, promptly upon request, provide to the Administrative Agent all information and evidence it may reasonably request concerning the Collateral to enable the Administrative Agent to enforce the provisions of this Agreement.

              (h) (i) Not more than six months prior to or 10 days after each date on which the Subsidiary Borrower proposes to take any action contemplated by Section 4(a)(i) or Section 4(a)(iii) and (ii) not more than six months nor less than 30 days prior to each date on which the Subsidiary Borrower proposes to take any action contemplated by Section 4(a)(ii), the Subsidiary Borrower shall, at the Subsidiary Borrower's cost and expense, cause to be delivered to the Secured Parties an opinion of counsel, satisfactory to the Administrative Agent, substantially in the form of Exhibit B to the effect that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be recorded or filed in order to perfect and protect the Security Interests for a period, specified in such opinion, continuing until a date not earlier than eighteen months from the date of such opinion, against all creditors of and purchasers from the Subsidiary Borrower have been filed in each filing office necessary for such purpose and that all filing fees and taxes, if any, payable in connection with such filings have been paid in full; PROVIDED that if such opinion states that the only recordings or filings required in order to perfect and protect the Security Interests are continuation statements, such opinion need only address such perfection and protection of the Security Interests for a period, specified in such opinion, continuing until a date not earlier than six months from the date of such opinion.

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              SECTION 5.  GENERAL AUTHORITY.  The Subsidiary Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney, with full power of substitution, in the name of the Subsidiary Borrower, the Agents, the Lenders or otherwise, for the sole use and benefit of the Secured Parties, but at the Subsidiary Borrower's expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default has occurred and is continuing and the Administrative Agent, pursuant to a request of the Required Lenders, has notified the Subsidiary Borrower of its decision to so exercise, all or any of the following powers with respect to all or any of the Collateral:

              (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due thereon or by virtue thereof,

              (b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

              (c) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if the Administrative Agent were the absolute owner thereof, and

              (d) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

PROVIDED that the Administrative Agent shall give the Subsidiary Borrower not less than ten days' prior notice of the time and place of any sale or other intended disposition of any of the Collateral, except any Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market. The Administrative Agent and the Subsidiary Borrower agree that such notice constitutes "reasonable notification" within the meaning of Section 9-504(3) of the UCC.

              SECTION 6. REMEDIES UPON EVENT OF DEFAULT. (a) If any Event of Default has occurred and is continuing, the Administrative Agent may exercise on behalf of the Secured Parties all rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) and, in addition, the Administrative Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, (i) apply cash, if any, then held by it as Collateral as specified in Section 8 and (ii) if there shall be no such cash or if such cash shall be insufficient to pay all the Secured Obligations in full, sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as the Administrative Agent may deem satisfactory. The Administrative Agent or any Lender may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale). The Subsidiary Borrower will execute and deliver such documents and take such other action as the Administrative Agent deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale the Administrative Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of whatsoever kind, including any equity or right of redemption of the Subsidiary Borrower which

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may be waived, and the Subsidiary Borrower, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. The notice (if any) of such sale required by Section 5 shall (A) in the case of a public sale, state the time and place fixed for such sale, and (B) in the case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may determine. The Administrative Agent shall not be obligated to make any such sale pursuant to any such notice. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. In the case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the selling price is paid by the purchaser thereof, but the Administrative Agent shall not incur any liability in the case of the failure of such purchaser to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may again be sold upon like notice. The Administrative Agent, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. For the purposes of obtaining executory process, the Subsidiary Borrower does hereby confess judgment in favor of the Administrative Agent for the full amount of the Secured Obligations.

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              (b)    For the purpose of enforcing any and all rights and
remedies under this Agreement the Administrative Agent may, at any time when an Event of Default has occurred and is continuing, (i) require the Subsidiary Borrower to, and the Subsidiary Borrower agrees that it will, at the Subsidiary Borrower's expense and upon the request of the Administrative Agent, forthwith assemble all or any part of the Collateral as directed by the Administrative Agent and make it available at a place designated by the Administrative Agent which is, in its opinion, reasonably convenient to the Administrative Agent and the Subsidiary Borrower, whether at the premises of the Subsidiary Borrower or otherwise, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premises where any of the Collateral is or may be located, and without charge or liability to it seize and remove such Collateral from such premises, (iii) have access to and use the Subsidiary Borrower's books and records relating to the Collateral and (iv) prior to the disposition of the Collateral, store or transfer it without charge in or by means of any storage or transportation facility owned or leased by the Subsidiary Borrower, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Administrative Agent deems appropriate and, in connection with such preparation and disposition, use without charge any trademark, trade name, copyright, patent or technical process used by the Subsidiary Borrower. The Administrative Agent may also render any or all of the Collateral unusable at the Subsidiary Borrower's premises and may dispose of such Collateral on such premises without liability for rent or costs.

              SECTION 7. LIMITATION ON DUTY OF ADMINISTRATIVE AGENT IN RESPECT OF COLLATERAL. Beyond the exercise of reasonable care in the custody thereof, the Administrative Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Administrative Agent in good faith.

              SECTION 8. APPLICATION OF PROCEEDS. (a) Upon the occurrence and during the continuance of an Event of Default, the proceeds of any sale of, or other realization upon, all or any part of the Collateral and any cash held shall be applied by the Administrative Agent in the following order of priorities:

              FIRST, to payment of the expenses of such sale or other realization, including reasonable compensation to agents and counsel for the Administrative Agent, and all expenses, liabilities and advances incurred or made by the Administrative Agent in connection therewith, and any other unreimbursed expenses for which any Secured Party is to be reimbursed pursuant to
          Section 10.03 of the Credit Agreement or Section 11 hereof and unpaid fees owing to the Agents under the Credit Agreement;

              SECOND, to the ratable payment of the Secured Obligations which constitute the unpaid principal of the Loans and, subject to the second sentence of subsection (b), Letter of

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          Credit Obligations and the unpaid reimbursement obligations which constitute Secured Obligations;

              THIRD, to the ratable payment of the Secured Obligations arising in respect of accrued but unpaid interest on the Secured
          Obligations in accordance with the provisions of the Credit
          Agreement;

              FOURTH, to the ratable payment of all other Secured Obligations, until all Secured Obligations shall have been paid in full; and

              FINALLY, to payment to the Subsidiary Borrower or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

              (b) The Administrative Agent may make distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof. If at any time any monies collected or received by the Administrative Agent are distributable pursuant to this Section in respect of a Letter of Credit Obligation which is a contingent obligation at such time, then the Administrative Agent shall invest such amounts in Liquid Investments selected by it and shall hold all such amounts so distributable and all such Liquid Investments and the net proceeds thereof in trust for application to the payment of such Letter of Credit Obligation at such time as such Letter of Credit Obligation is no longer a contingent obligation. If the Administrative Agent holds any amounts which were distributable in respect of any Letter of Credit Obligation after all Letters of Credit issued for the account of the Subsidiary Borrower have expired and all amounts payable with respect thereto have been paid, such amounts shall be applied in the order set forth in subsection (a) above.

              (c) In making the determinations and allocations required by this Section, the Administrative Agent shall have no liability to any Secured Party for actions taken in reliance on information supplied by the Secured Parties as to the amounts of the Secured Obligations held by them. All distributions made by the Administrative Agent pursuant to this Section shall be final, and the Administrative Agent shall have no duty to inquire as to the application by the Secured Parties of any amount distributed to them. However, if at any time the Administrative Agent determines that an allocation or distribution previously made pursuant to this Section was based on a mistake of fact (including, without limiting the generality of the foregoing, mistakes based on any assumption that principal or interest has been paid by payments which are subsequently recovered from the recipient thereof through the operation of any bankruptcy, reorganization, insolvency or other laws or otherwise), the Administrative Agent may in its discretion, but shall not be obligated to, adjust subsequent allocations and distributions hereunder so that, on a cumulative basis, the Administrative Agent and the other Secured Parties receive the distributions to which they would have been entitled if such mistake of fact had not been made.

              SECTION 9. CONCERNING THE ADMINISTRATIVE AGENT. The provisions of Article 8 of the Credit Agreement shall inure to the benefit of the Administrative Agent in respect of this Agreement and shall be binding upon the parties to the Credit Agreement in such respect. In furtherance and not in derogation of the rights, privileges and immunities of the Administrative Agent therein set forth:

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              (a)    The Administrative Agent is authorized to take all such
          action as is provided to be taken by it as Administrative Agent hereunder and all other action reasonably incidental thereto. As to any matters not expressly provided for herein (including, without limitation, the timing and methods of realization upon the Collateral) the Administrative Agent shall act or refrain from acting in accordance with written instructions from the Required Lenders or, in the absence of such instructions, in accordance with its discretion.

              (b) The Administrative Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Security Interests in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder. The Administrative Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement by the Subsidiary Borrower.

              SECTION 10. APPOINTMENT OF CO-AGENTS. At any time or times, in order to comply with any legal requirement in any jurisdiction, the Administrative Agent may appoint another bank or trust company or one or more other Persons, either to act as co-agent or co-agents, jointly with the Administrative Agent, or to act as separate agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for the protection of such co-agent or separate agent similar to the provisions of Section 9).

              SECTION 11. EXPENSES. In the event that the Subsidiary Borrower fails to comply with the provisions of the Subsidiary Borrowing Agreement, the Credit Agreement or this Agreement, such that the value of any Collateral or the validity, perfection, rank or value of any Security Interest is thereby diminished or potentially diminished or put at risk, the Administrative Agent if requested by the Required Lenders may, but shall not be required to, effect such compliance on behalf of the Subsidiary Borrower, and the Subsidiary Borrower shall reimburse the Administrative Agent for the costs thereof on demand. All insurance expenses and all expenses of protecting, storing, warehousing, appraising, insuring, handling, maintaining, and shipping the Collateral, any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral, or in respect of periodic appraisals and inspections of the Collateral to the extent the same may be requested by the Required Lenders from time to time, or in respect of the sale or other disposition thereof, shall be borne and paid by the Subsidiary Borrower; and if the Subsidiary Borrower fails to promptly pay any portion thereof when due, the Administrative Agent or, if an Event of Default shall have occurred and be continuing, any other Secured Party may, at its option, but shall not be required to, pay the same and charge the Subsidiary Borrower's account therefor, and the Subsidiary Borrower agrees to reimburse the Administrative Agent or such other Secured Party therefor on demand. All sums so paid or incurred by the Administrative Agent or any other Secured Party for any of the foregoing and any and all other sums for which the Subsidiary Borrower may become liable hereunder and all costs and expenses (including attorneys' fees, legal expenses and court costs) reasonably incurred by the Administrative Agent or any other Secured Party in enforcing or protecting the Security Interests or any of their rights or remedies under this Agreement, shall, together with interest thereon until paid at the rate applicable to ABR Borrowings plus 2%, be additional Secured Obligations hereunder.

              SECTION 12.  TERMINATION OF SECURITY INTERESTS; RELEASE OF
COLLATERAL.  (a)   Upon the repayment in full of all Secured Obligations, the termination of the commitments of the Lenders under the Credit Agreement to make Loans to the Subsidiary Borrower and to issue Letters of Credit for its account and the expiration or cancellation of all Letters of Credit issued for the account of the Subsidiary Borrower, the Security Interests shall terminate and all rights to the Collateral shall revert to the Subsidiary Borrower.

              (b) Upon the consummation of any sale or exchange of Collateral permitted by clause (x) of Section 4(e), the Security Interests created hereby in the Collateral subject to such sale or exchange (but not in any Proceeds that constitute Collateral arising from such sale or exchange) shall cease immediately without any further action on the part of any Lender or the Administrative Agent.

              (c) Except as provided otherwise in the Credit Agreement, upon the consummation of any Asset Sale permitted by the terms of the Credit Agreement, the Administrative Agent shall release the Collateral (but not any Proceeds thereof) sold pursuant to such Asset Sale. Any such release shall not require the consent of any Lender, and the Administrative Agent shall be fully protected in relying on a certificate of the Parent or the Subsidiary Borrower as to whether any particular Asset Sale is permitted by the terms of the Credit Agreement.

              (d) In addition to releases of Collateral effected by subsection (b) or permitted pursuant to subsection (c), at any time and from time to time prior to such termination of the Security Interests, the Administrative Agent may release any of the Collateral with the prior written consent of the Required Lenders; PROVIDED that any release of all or substantially all of the Collateral (for purposes of this proviso, as defined in the Credit Agreement) shall require the consent of all of the Lenders.

              (e) Upon the termination of the Security Interests or any release of Collateral permitted by this Section, the Administrative Agent will, at the expense of the Subsidiary Borrower, execute and deliver to the Subsidiary Borrower such documents as the Subsidiary Borrower shall reasonably request to evidence the termination of the Security Interests or the release of such Collateral, as the case may be.

              SECTION 13. NOTICES. All notices and other communications provided for herein shall be given in accordance with Section 10.01 of the Credit Agreement.

              SECTION 14. WAIVERS, NON-EXCLUSIVE REMEDIES. No failure on the part of the Administrative Agent to exercise, and no delay in exercising and no course of dealing with respect to, any right under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent of any right under this Agreement, the Subsidiary Borrowing Agreement, the Credit Agreement or any other Loan Document preclude any other or further exercise thereof or the exercise of any other right.
The rights in this Agreement, the Subsidiary Borrowing Agreement, the Credit Agreement and the other Loan Documents are cumulative and are not exclusive of any other remedies provided by law.

              SECTION 15. SUCCESSORS AND ASSIGNS. This Agreement is for the benefit of the Secured Parties and their successors and assigns, and in the event of an assignment of all or any of the Secured Obligations in accordance with the provisions of the Credit Agreement to the extent applicable to the indebtedness or obligation so assigned, may be transferred with such indebtedness or obligation. This Agreement shall be binding on the Subsidiary Borrower and its successors and assigns.

              SECTION 16. CHANGES IN WRITING. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by the Subsidiary Borrower and the Administrative Agent with the consent of the Required Lenders (or, solely in the case of this Section or any provision of Section 12 specifying the circumstances under which the consent of all Lenders is required to release Collateral, all the Lenders).

              SECTION 17. NEW YORK LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than New York are governed by the laws of such jurisdiction.

              SECTION 18. SEVERABILITY. If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the other Secured Parties in order to carry out the intentions of the parties hereto as nearly as may be possible; and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

              SECTION 19. COLLATERAL DOCUMENT. This Agreement shall constitute a Collateral Document for all purposes under the Credit Agreement and the other Loan Documents.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                       THE COLEMAN COMPANY, INC.

                                       By: /s/ Robert P. Totte
                                          ---------------------------
                                          Name: Robert P. Totte
                                          Title: Vice President



                                       FIRST UNION NATIONAL BANK,
                                         as Administrative Agent

                                       By: /s/ T. M. Molitor
                                          ---------------------------
                                          Name: T. M. Molitor
                                          Title: Senior Vice President

                                                                EXHIBIT A


                                PERFECTION CERTIFICATE

       The undersigned, the chief legal officer of THE COLEMAN COMPANY, INC., a Delaware corporation (the "SUBSIDIARY BORROWER"), hereby certifies with reference to the Subsidiary Borrower Security Agreement, dated as of February __, 1999, between the Subsidiary Borrower and FIRST UNION NATIONAL BANK, as Administrative Agent (terms defined therein being used herein as therein defined), to each Secured Party as follows:

              1. NAMES. (a) The exact company name of the Subsidiary Borrower as it appears in its certificate of incorporation or certificate of formation is as follows:

       (b) Set forth below is each other company name the Subsidiary Borrower has had within the past five years, together with the date of the relevant change:

       (c) Except as set forth in Schedule 1, the Subsidiary Borrower has not changed its identity or company structure in any way within the past five years.

[Changes in identity or company structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of organization. If any such change has occurred, include in Schedule 1 the information required by paragraphs 1, 2 and 3 of this certificate as to each acquiree or constituent party to a merger or consolidation.]

              (d) The following is a list of all other names (including trade names or similar appellations) used by the Subsidiary Borrower or any of its divisions or other business units at any time during the past five years:

              2. CURRENT LOCATIONS. (a) The chief executive office of the Subsidiary Borrower is located at the following address:

MAILING ADDRESS                        COUNTY                   STATE
----------------------------------     ---------------          ----------


              (b) The following are all the places of business of the Subsidiary Borrower not identified above:

MAILING ADDRESS                        COUNTY                   STATE
----------------------------------     ---------------          ----------


              (c) The following are all the locations where the Subsidiary Borrower maintains any Inventory not identified above:

MAILING ADDRESS                        COUNTY                   STATE
----------------------------------     ---------------          ----------


              (d) The following are the names and addresses of all Persons other than the Subsidiary Borrower which have possession of any of the Subsidiary Borrower's Inventory:

MAILING ADDRESS                        COUNTY                   STATE
----------------------------------     ---------------          ----------


              3. PRIOR LOCATIONS. (a) Set forth below is the information required by subparagraphs 2(a) and 2(b) above with respect to each location or place of business maintained by the Subsidiary Borrower at any time during the past five years:

       (b) Set forth below is the information required by subparagraphs 2(c) and 2(d) above with respect to each location or bailee where or with whom Inventory has been lodged at any time during the past four months:

              4. UNUSUAL TRANSACTIONS. Except as set forth in Schedule 4, all Inventory has been acquired by the Subsidiary Borrower in the ordinary course of its business.

              5. FILE SEARCH REPORTS. Attached hereto as Schedule 5(A) is a true copy of a file search report conducted by [Lexis] in each jurisdiction identified in paragraph 2 or 3 above with respect to each name set forth in paragraph 1 above. Attached hereto as Schedule 5(B) is a true copy of each financing statement or other filing identified in such file search reports as supplied to us by [Lexis].

              6. UCC FILINGS. A duly signed financing statement on Form UCC-1, including a collateral description in the form of Schedule 6(A) hereto, will be duly filed in the Uniform Commercial Code filing office in each jurisdiction identified in paragraph 2 hereof.

              7.  SCHEDULE OF FILINGS.  Within 30 days of the date hereof a schedule in the form of Schedule 7 hereto setting forth filing information with respect to the filings described in paragraph 6 above will be delivered to the Administrative Agent.

              8. FILING FEES. All filing fees and taxes payable in connection with the filings described in paragraph 6 above have been or will be paid.

              IN WITNESS WHEREOF, we have hereunto set our hands this ___ day of February, 1999.


                                       THE COLEMAN COMPANY, INC.

                                       By:
                                          ---------------------------
                                          Name:
                                          Title:

                                                                EXHIBIT B


                      OPINION OF COUNSEL FOR SUBSIDIARY BORROWER

                                       * * * *

       1. The Subsidiary Borrower Security Agreement creates a valid security interest, for the benefit of the Secured Parties, in all Collateral (as defined in the Subsidiary Borrower Security Agreement) to the extent the UCC is applicable thereto (the "SECURITY INTEREST").

       2. UCC financing statements and amendments thereto (collectively, the "FINANCING STATEMENTS") have been filed in the filing offices listed in
Schedule 7 to the Perfection Certificate (the "FILING JURISDICTIONS"), which are all of the offices in which filings are required to perfect the Security Interest, to the extent the Security Interest may be perfected by filing under the UCC, and no further filing or recording of any document or instrument or other action will be required so to perfect the Security Interest, except that (i) continuation statements with respect to each Financing Statement must be filed within [six months prior to the last day of each consecutive five-year period beginning on the filing date];
(ii) additional filings may be necessary if the Subsidiary Borrower changes its name, identity or company structure or the jurisdiction in which its places of business, its chief executive office or the Collateral are located; and (iii) we express no opinion on the perfection of, or need for further filing or recording to perfect, the Security Interest in goods now or hereafter located in any jurisdiction other than the Filing Jurisdictions.

       3. Based solely upon our review of the search report dated ______ of [search firm], a copy of which is attached hereto, there are:

              (a) no UCC financing statements which name the Subsidiary Borrower as debtor or seller and cover any of the Collateral, other than the Financing Statements, and the financing statements with respect to Permitted Liens annexed as Schedule 5(A) to the Perfection Certificate, listed in the available records in the UCC filing offices set forth in paragraphs 2 and 3 of the Perfection Certificate, which include all of the offices prescribed under the UCC as the offices in which filings should have been made to perfect security interests in the Collateral; and

              (b) no notices of the filing of any federal tax lien (filed pursuant to Section 6323 of the Internal Revenue Code) or any lien of the Pension Benefit Guaranty Corporation (filed pursuant to Section 4068 of ERISA) covering any of the Collateral listed in the available records in the [UCC filing office in state of the Subsidiary Borrower's chief executive office], which is the only office having files which must be searched in order to fully determine the existence of notices of the filing of federal tax liens (filed pursuant to Section 6323 of the Internal Revenue Code) and liens of the Pension Benefit Guaranty Corporation (filed pursuant to Section 4068 of ERISA) on the Collateral.

       4. The Security Interest validly secures the payment of all future Loans made by the Lenders to the Subsidiary Borrower pursuant to the Credit Agreement and all reimbursement obligations after the date hereof with respect to Letters of Credit issued for the account of the Subsidiary Borrower, whether or not at the time such Loans are made or Letters of Credit are issued an Event of Default or other event not within the control of the Lenders has relieved or may relieve the Lenders from their obligations to make such Loans or issue such Letters of Credit, and is perfected to the extent set forth in paragraph 2 above with respect to such future Loans and reimbursement obligations. Insofar as the priority thereof is governed by the UCC, the Security Interest has the same priority with respect to such future Loans and reimbursement obligations as it does with respect to Loans made or reimbursement obligations incurred on the date hereof.


                                       2